Exhibit 15.5 EXECUTIVE COMMITTEE CHARTER PURPOSE The Executive Committee (the “Committee”) is a standing committee appointed by the Board of Directors (the “Board”) of Intertape Polymer Group Inc. (the “Corporation”). The Committee is established to assist the Board by acting in the Board’s place and stead, particularly with respect to the preliminary consideration and approval of matters of significance. While it is intended that all such matters first be brought before the full Board for consideration, it is recognized that the Committee may be required to meet and exercise the powers of the Board when the full Board is not in session or cannot reasonably be called in session. COMPOSITION, PROCEDURES AND POWERS Composition The Committee will be comprised of three members, as determined and appointed by the Board, and will consist of the Chairman of the Board, President and Chief Executive Officer, and one other member of the Board. The members of the Committee will be appointed or changed by resolution of the Board to hold office from the time of their appointment until the next annual meeting of shareholders or until their successors are so appointed. The Board may remove or replace a member of the Committee at any time. A member will cease to be a member of the Committee upon ceasing to be a director. The Board may fill vacancies on the Committee by appointing another director to the Committee. Procedures The Committee will meet on an “as needed” basis, as circumstances dictate or as requested by the Board, a member of the Committee or a senior officer of the Corporation. A majority of the members of the Committee (or two members in the event that there are less than four members) will constitute a quorum for the transaction of business at any meeting of the Committee. The Committee will fix its own procedure at meetings and for the calling of meetings. Unless waived by the members of the Committee, the Committee will meet “in camera” at each Committee meeting at which members of 1 management are not in attendance, to allow its members to discuss openly and candidly. The Committee will regularly report to the Board following meetings of the Committee. Powers The Committee shall have, and may exercise, all the power and authority of the Board in the management and direction of the business and affairs of the Corporation, except for those matters that are expressly delegated to another committee of the Board and matters which, under applicable law, or the Corporation’s constating documents, as amended, cannot be delegated by the Board in reference to 1) approving or adopting, or recommending to the shareholders, any action or matter expressly required by applicable law to be submitted to shareowner for approval or 2) adopting, amending or repealing any By-Law of the Corporation. The Committee is entitled to full access to all books, records, facilities, and personnel of the Corporation and its subsidiaries. The Committee may require such officers, directors and employees of the Corporation and its subsidiaries and others as it may see fit from time to time to provide any information about the Corporation and its subsidiaries it may deem appropriate and to attend and assist at meetings of the Committee. The Committee may obtain, where necessary, legal or other advice from outside professionals and determine and pay the fees of such professionals. The Committee may delegate from time to time to any person or committee of persons any of the Committee’s responsibilities that lawfully may be delegated. The Committee may adopt policies and procedures for carrying out its responsibilities. DUTIES AND RESPONSIBILITIES To fulfill its duties and responsibilities, the Committee shall: i) Serve as a sounding board for management on emerging issues, problems, and initiatives; ii) Carry out all matters that may be specifically and lawfully delegated to it by the Board; 2

iii) Refer back to the full Board for ratification, confirmation and approval, all such matters as the Committee may deem appropriate; iv) Perform any other activities consistent with this Charter, the Corporation’s organizational documents and governing law, as the Committee or the Board deems necessary or appropriate; v) Exercise the powers of the Board in emergency situations, between regularly scheduled meetings, only if impractical for the full Board to act. The Committee shall in no event exercise any power that only the full Board may exercise at law, or take any final action on certain matters such as amending bylaws, removing a board member from office, hiring or removing the Chief Executive Officer, obligating the Corporation to new debt, or selling or acquiring a major asset. REVIEW AND DISCLOSURE Any action taken by the Committee shall be presented for ratification by the Board at the next Board meeting or as soon thereafter as is practical. REVIEW AND DISCLOSURE The Committee will review and reassess the adequacy of this Charter at least annually, and otherwise, as it deems appropriate, recommend changes to the Board. The performance of the Committee will be evaluated with reference to this Charter annually. The Committee will ensure that this Charter is disclosed on the Corporation’s website and that this Charter or a summary of it which has been approved by the Committee is disclosed in accordance with all applicable securities laws or regulatory requirements. 3